SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest  event  reported)  October 10, 1997 (October 1,
1997)



                              HELMSTAR GROUP, INC.
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             (Exact name of registrant as specified in its charter)



   Delaware                         1-9224                    13-2689850
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(State or other                (Commission File             (IRS Employer
 jurisdiction of               Number)                     Identification No.)
 incorporation)

2 World Trade Center, Suite 2112, New York, New York             10048
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         (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (212) 775-0400



         (Former name or former address, if changed since last report.)

Item 5.  Other Events

         On September 30, 1997, Blowing Rock Outlet Partners and Nags Head Outlet Partners each sold their manufacturers outlet shopping center to Tanger Factory Outlet Centers. The Registrant, through separate, wholly-owned subsidiaries, has a majority financial interest and a 50% voting interest in each of the two selling partnerships.

         In connection with this matter, the Company issued the press release attached hereto as Exhibit A.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            Helmstar Group, Inc.
                                                                (Registrant)



                                                            /s/George W. Benoit
                                                            -------------------
                                                            George W. Benoit
                                                            President


DATE:   October  10, 1997

Helmstar Group, Inc.
2 World Trade Center, Suite 2112
New York, NY  10048-0203
Tel: 212-775-0400     Fax: 212-775-0901



                                                     Contact:  Susan Forsyth


New York, NY - October 1, 1997 -- Helmstar Group, Inc. (AMEX:HLM) announced that two partnerships in which the Company has a majority financial interest and a 50% voting interest have sold their manufacturers outlet shopping centers to Tanger Factory Outlet Centers, Inc. One shopping center is located in Blowing Rock, North Carolina, and the other is located in Nags Head, North Carolina. The Company's share of the sales proceeds will be approximately $5 million. The Company expects to report an after-tax gain of between $4.5 - $4.75 million. Upon completion of the sale, the Company's assets will consist primarily of cash and cash equivalents approximating $7.5 million.

         George Benoit, Helmstar's Chairman, remarked: "We have been very pleased with the performance of both centers. After developing and operating these properties for several years, we felt it was an opportune time to realize the value we had created along with our partners. We hope to redeploy our capital in new, successful merchant banking activities."